UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 28, 2026

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

9070 S Rita Road, Suite 1500, Tucson, Arizona	85747
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01 – Entry into a Material Definitive Agreement.

See disclosure under Item 5.02 below.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 28, 2026, Applied Energetics, Inc. has appointed Warren Spector to serve as its Chief Financial Officer.

Mr. Spector, age 67, has served as the company’s Vice President of Finance since June 23, 2025, during which time he has led key initiatives to strengthen financial controls, reporting rigor, and operational discipline as we advance toward scaled commercialization and prepare for a potential uplisting to a national securities exchange. He brings decades of senior finance and operating leadership across public and private companies, with deep expertise in capital markets, mergers and acquisitions, complex transactions, and building finance organizations capable of meeting Sarbanes-Oxley (SOX) compliance and public-company governance standards. His background includes leading finance functions through periods of rapid growth, capital formation, and strategic transformation, including multiple successful M&A transactions and exits. Prior to joining the company, Mr. Spector served as Chief Financial Officer of Crossroads Live, a leading producer of large-scale theatrical entertainment, operating in the US, UK, Australia, and Asia. Prior to that, he served as Chief Financial Officer of Raycom Media, previously one of the largest US privately held local media companies, providing strategic finance leadership which contributed directly to its later acquisition by Gray Television for approximately $3.35 billion. He also serves on the Board of Directors of BroVo Spirits. Mr. Spector holds an MBA from UCLA's Graduate School of Management and a bachelor's degree in economics from UCLA. He is a CPA (inactive) and has extensive experience working with boards of directors, audit committees, lenders, and investors across both private-equity-backed and publicly traded companies.

As Chief Financial Officer, Mr. Spector is to oversee all finance, accounting, treasury, and reporting functions, including SOX readiness, audit and internal controls, and capital markets strategy, as Applied Energetics continues to position itself for broader market participation and increased institutional interest.

The company has entered into an Executive Employment Agreement with Mr. Spector setting forth the terms of his service as Chief Financial Officer. The agreement is for a term of three years and is renewable thereafter for sequential one-year periods. The agreement may be terminated by the company for “Cause” or by Mr. Spector for “Good reason” both of which terms are defined in the agreement. The agreement may also be terminated, without Cause or Good Reason, by either party upon ninety days’ written notice to the other. In the event of a termination of the agreement by Mr. Spector with Good Reason, or by us without cause, we must pay him any unpaid base compensation due as of the termination date, plus ninety days’ severance as well as any pro rata unpaid bonus and or expenses.

The agreement calls for (i) a cash salary of $300,000 per annum, payable monthly, and eligibility for a discretionary bonus within 60 days of the end of each year, and (ii) incentive stock options to purchase up to 575,000 shares of our common stock at an exercise price of $1.78 per share under the company’s 2018 Incentive Stock Plan. These options vest immediately as to the first 75,000 shares and then in four equal annual installments commencing on the first anniversary of the grant date as to the remaining 500,000. Mr. Spector also agreed to forfeit the options previously issued to him as VP Finance. The agreement also calls for expense reimbursement and standard benefits.

Item 9.01 Financial Statements and Exhibits.

99.1	Executive Employments Agreement, dated as of January 28, 2026, by and between the company and Warren Spector

99.2	Press Release, dated January 29, 2026 -- Applied Energetics Appoints Warren Spector as Chief Financial Officer

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.

By:	/s/ Christopher Donaghey
Christopher Donaghey
President and
Chief Executive Officer

Date: February 3, 2026

2